EXHIBIT 10.2
DOUGLAS ELLIMAN, LLC
575 MADISON AVENUE
NEW YORK, NEW YORK 10022

March 19, 2025

Stephen Larkin
56 Jane Street, Apt. 2B
New York, NY 10014

Re:    Retention Bonus Terms Between Douglas Elliman, LLC (“Elliman”) and Stephen Larkin (“you”)

Dear Stephen:

Elliman is pleased to offer you a special retention award for the calendar year 2025 in the pre-tax amount of $75,000.00 (the “Retention Award”), to be paid on or before March 31, 2025, on the terms and conditions set forth below. Any required taxes and other withholdings will be deducted from the Retention Award, but no deduction will be made for the Elliman 401K Plan. The Retention Award is expressly conditioned on your agreement to the following terms and conditions:

1.You acknowledge that Elliman is offering you the Retention Award to incentivize you to remain employed with Elliman from the date of this letter through December 31, 2027 (the “Retention Period”). You agree that if your employment with Elliman ends before the end of the Retention Period, you shall be required to repay Elliman the Retention Award as follows:
2.
a.If you voluntarily leave the firm (resignation / retirement) or are terminated for Cause on or before December 31, 2025, you agree to repay Elliman the entire amount of the Retention Award, net of taxes withheld, without further demand, within 10 days after your termination.

b.If you voluntarily leave the firm (resignation / retirement) or are terminated for Cause during the period from January 1, 2026 through December 31, 2026, you agree to repay Elliman $49,500.00 [66%] of the Retention Award, net of taxes withheld, without further demand, within 10 days after your termination.

c.If you voluntarily leave the firm (resignation / retirement) or are terminated for Cause during the period from January 1, 2027 through December 31, 2027, you agree to repay Elliman $24,750 [33%] of the Retention Award, net of taxes withheld, without further demand, within 10 days after your termination.

d.In the event you are terminated without Cause, you will not be required to repay the Retention Award or any portion thereof, and no deduction for the amount of the Retention Award will be made from any severance payment to which you are otherwise entitled.

e.No portion of this repayment amount will be decreased on a pro rata basis. You hereby waive demand for payment, notice of dishonor and any and all others notices and demands in connection with the repayment of the Retention Award. No delay by Elliman in exercising any power or right shall operate as a waiver of any power or right.

3.You hereby authorize and consent to Elliman withholding and deducting any required taxes and other withholdings from the Retention Award.

4.This letter is not a guarantee of employment for a specific duration. Your employment remains at-will, meaning that you and Elliman may terminate the employment relationship at any time, with or without Cause and with or without notice.

5.For purposes of this letter agreement, “Cause” shall mean your: (i) conviction of a felony, (ii) your habitual alcohol or substance abuse, which in the reasonable opinion of Elliman materially interferes with your ability to perform your duties, (iii) continued, intentional and willful failure to substantially and materially perform your material duties hereunder (other than absences due to illness or vacation), (iv) willful and deliberate violation of material firm policy, (v) misconduct that results, or is reasonably likely to result, in material harm to the firm or any of its subsidiaries or affiliates, (vi) commission of an act of employment discrimination or sexual harassment in the work place under state or federal law, (vii) taking of any action on behalf of Elliman or any of its affiliates or parents without the appropriate authority to take such action, and (viii) usurpation of a corporate opportunity of Elliman or any of its parents or affiliates.

6.No waiver or modification of the terms of this letter agreement shall be valid unless in writing, signed by Elliman and you.

This letter replaces and supersedes all prior written and verbal discussions concerning a retention award for this calendar year. This offer will expire in three (3) business days after the date of this letter. If you agree to the above terms, please sign below and return the original to Lisa Seligman before the expiration date.

Sincerely,

DOUGLAS ELLIMAN, LLC

By: _/s/ Lisa Seligman_____________
Lisa Seligman
Senior Vice President of Human Resources
Date: July 21, 2025

THE FOREGOING IS AGREED TO AND ACCEPTED:

_/s/ Stephen Larkin______
Stephen Larkin
Date: July 21, 2025